Subsidiaries of the Registrant



     The registrant owns 100 percent of the outstanding voting securities of the following subsidiary companies.


       Name of Company                            Jurisdiction

     Ennis Tag & Label Company                       Delaware
     Ennis Business Forms of Georgia, Inc.           Georgia
     Ennis Business Forms of Ohio, Inc.              Ohio
     Ennis Business Forms of Kentucky, Inc.          Kentucky
     Ennis Business Forms of Oregon, Inc.            Oregon
     Ennis Business Forms of Kansas, Inc.            Kansas
     Ennis Business Forms of Tennessee, Inc.         Texas
     Ennis Business Forms of Texas, Inc.             Delaware
     Connolly Tool and Machine Company               Delaware
     United Continental Leasing Co.                  Delaware
     Admore, Inc.                                    Texas
     Business Copy Machine Center of Amarillo, Inc.  Texas

     The registrant owns 70 percent of the outstanding voting securities of the following subsidiary company.

     Formas Para Negocios Ennis, S.A. DE C.V.        Mexico